                                                                     Exhibit 3.8

                            SPIEKER PROPERTIES, INC.
                             ARTICLES SUPPLEMENTARY


        SPIEKER PROPERTIES, INC., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

        FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by the Charter of the Corporation, the Board of Directors has duly reclassified 1,500,000 shares of the Common Stock (par value $.0001 per share) of the Corporation into 1,500,000 shares of a class designated as Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share) of the Corporation ("Series D Preferred Stock") and has provided for the issuance of such shares.

        SECOND: The reclassification increases the number of shares classified as Series D Preferred Stock from no shares immediately prior to the reclassification to 1,500,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock (par value $.0001 per share) from 654,500,000 shares immediately prior to the reclassification to 653,000,000 shares immediately after the reclassification.

        THIRD: Subject in all cases to the provisions of Article NINTH of the Charter of the Corporation with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Series D Preferred Stock of the Corporation:

               1. DESIGNATION AND AMOUNT.

                      The designation of Series D Preferred Stock described in Article FIRST hereof shall be "Series D Cumulative Redeemable Preferred Stock (par value $.0001 per share)." The number of shares of Series D Preferred Stock to be authorized shall be 1,500,000. The Series A Preferred Stock, par value $.0001 per share ("Series A Preferred Stock"), the Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share ("Series B Preferred Stock") and the Series C Cumulative Redeemable Preferred Stock, par value $.0001 per share ("Series C Preferred Stock"), and the Series D Preferred Stock of the Corporation rank on a parity as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation.

                      Series D Preferred Stock will, with respect to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation, rank senior to all classes or series of Common Stock (as defined in the Charter, including but not limited to Class A Common Stock, Class B Common Stock and Class C Common Stock) and to all classes or series of equity securities issued or outstanding, other than any class or series of equity securities expressly designated as ranking on a parity with or senior to the Series D Preferred Stock as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation.

               2. DIVIDENDS AND DIVIDEND PROVISIONS.

                      (a) Subject to the rights of series of Preferred Stock ranking on a parity with or senior to the Series D Preferred Stock as to dividends which may from time to time come into existence, holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends of $3.84375 per annum per share. Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of March, June, September and December, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be on such date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 50 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Notwithstanding anything to the contrary set forth herein, each share of Series D Preferred Stock shall also accumulate all accrued and unpaid distributions, whether or not declared, up to the exchange date on any Series D Preference Unit (as defined in the Second Amended and Restated Limited Partnership Agreement of Spieker Properties, L.P., as amended (the "Partnership Agreement")) validly exchanged into such share of Series D Preferred Stock in accordance with the provisions of such Partnership Agreement and for purposes of these Articles Supplementary such accrued and unpaid distributions on such Series D Preference Units shall deem to constitute accrued and unpaid dividends with respect to past dividends periods on Series D Preferred Stock.

                      (b) Dividends on Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series D Preferred Stock which may be in arrears. Holders of the Series D Preferred Stock will not be entitled to dividends in excess of the full cumulative dividends as described above.

                      (c) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series D Preferred Stock shall be in the same portion that the Total Distributions paid or made available to the holders of Series D Preferred Stock for the year bears to the Total Distributions.

                      (d) If any shares of Series D Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any shares of series of capital stock of the Corporation ranking, as to dividends, on a parity with or junior to Series D Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the full payment thereof deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock on shares of Series D Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock) upon the shares of Series D Preferred Stock and the shares of any other series of capital stock ranking on parity as to dividends with shares of Series D Preferred Stock, all dividends declared upon shares of Series D Preferred Stock and any other series of capital stock ranking on a parity as to dividends with Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Series D Preferred Stock and such other series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock and such other series of capital stock bear to each other.

                      (e) Except as provided in Section 2(d), unless full cumulative dividends on shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the full payment thereof has been deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other capital stock ranking junior to Series D Preferred Stock as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the shares of Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other capital stock of the Corporation ranking junior to or on a parity with Series D Preferred Stock as to dividends or amounts upon liquidation, nor shall any shares of Common Stock, Class B Common Stock, Class C Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other capital stock of the Corporation ranking junior to or on a parity with Series D Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to Series D Preferred Stock as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation).

                      (f) Any dividend payment made on shares of Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Series D Preferred Stock which remains payable.

               3. LIQUIDATION RIGHTS.

                      (a) Subject to the rights of series of Preferred Stock ranking on a parity with or senior to the Series D Preferred Stock as to amounts upon liquidation, dissolution or winding up of the affairs of the Corporation which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to Series D Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidation distributions in the amount of the liquidation preference of $50.00 per share, plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with Series D Preferred Stock as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock ("Parity Stock"), then the holders of shares of Series D Preferred Stock and Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                      (b) A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

               4. REDEMPTION.

                      (a) Shares of Series D Preferred Stock are not redeemable prior to April 20, 2003. On and after April 20, 2003, the Corporation at its option upon not less than 30 nor more than 60 days' written notice may redeem outstanding shares of Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share, plus an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to the date fixed for redemption, without interest. The redemption price of shares of Series D Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds (with giving effect to any temporary use of such proceeds) from the sale of other capital stock of the Corporation, which may include Common Stock, Preferred Stock, depository shares, interests, participations or other ownership interests in the Corporation however designated (other than debt securities converted into or exchangeable for capital stock), and any rights, warrants or options to purchase any thereof. Holders of shares of Series D Preferred Stock to be redeemed shall surrender such shares of Series D Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Corporation.

                      (b) Unless full cumulative dividends on all shares of Series D Preferred Stock and Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the full payment thereof deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series D Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock or Parity Stock, as the case may be. Furthermore, unless full cumulative dividends on all outstanding shares of Series D Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock or Parity Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to Series D Preferred Stock and Parity Stock as to dividends and amounts upon liquidation, dissolution or winding up of the affairs of the Corporation).

                      (c) Notice of redemption will be mailed and telecopied (if possible) at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series D Preferred Stock at the address or telecopier number shown on the stock transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for shares of Series D Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on shares of Series D Preferred Stock will cease to accrue on such redemption date. If fewer than all shares of Series D Preferred Stock are to be redeemed, the notice mailed and telecopied (if possible) to each such holder thereof shall also specify the number of shares of Series D Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of Series D Preferred Stock so called redemption, then from and after the redemption date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                      (d) The holders of shares of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such shares of Series D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due.

                      (e) Series D Preferred Stock will not be subject to any sinking fund or mandatory redemption, except as provided in Article NINTH of the Charter of the Corporation.

                      (f) The redemption price shall be payable on to the holders of the Series D Preferred Stock upon surrender of the certificate evidencing the Series D Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all Series D Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series D Preferred Stock, evidencing the unredeemed Series D Preferred Stock without cost to the holder thereof. If any redemption date is not a business day, then payment of the redemption price payable on such redemption date will be made on the next succeeding business day (and without any interest or other payment in respect of any such delay) except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such redemption date. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series D Preferred Stick is improperly withheld or refused and not paid by the Corporation, distributions on such Series D Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

               5. VOTING RIGHTS.

                      (a) Except as indicated in this Section 5, or except as otherwise from time to time required by applicable law, the holders of shares of Series D Preferred Stock will have no voting rights.

                      (b) (i) If six quarterly dividends (including quarterly distributions on the Series D Preferred Units prior to the exchange into Series D Preferred Stock) (whether or not consecutive) payable on shares of Series D Preferred Stock or any Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will be automatically increased by two, and the holders of shares of Series D Preferred Stock, voting together as a class with the holders of shares of any other series of Parity Stock entitled to such voting rights which are then exercisable (any such other series, the "Voting Preferred Stock"), will have the right to elect two additional directors (the "Preferred Stock Directors") to serve on the Corporation's Board of Directors at any annual meeting of stockholders or a properly called special meeting of the holders of Series D Preferred Stock and such other Voting Preferred Stock until all such dividends have been declared and paid in full or deposited irrevocably in trust for the benefit of holders of Series D Preferred Stock. At any such meeting, the Preferred Stock Directors shall be elected by plurality vote on the basis of one vote per $25.00 of liquidation preference to which such Series D Preferred Stock and Voting Preferred Stock is entitled (excluding amounts in respect of accumulated and unpaid dividends). The term of office of all Preferred Stock Directors so elected will terminate with the termination of such voting rights. (ii) Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series D Preferred Stock. Any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of shares of Series D Preferred Stock, voting together as a class with the holders of Voting Preferred Stock. The Preferred Stock Director shall each be entitled to one vote per director on any matter.

                      (c) The approval of two-thirds of the outstanding Series D Preferred Stock is required in order to (i) enter into a share exchange that affects shares of Series D Preferred Stock, or consolidate with or merge the Corporation with or into any other corporation or convey, lease or transfer all of its assets as an entirety, unless in each such case each share of Series D Preferred Stock remains outstanding without a material adverse change to its terms, preferences, privileges, voting powers and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series D Preferred Stock, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to Series D Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation. However, the Corporation may create additional classes of Parity Stock and capital stock ranking junior to Series D Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation ("Junior Stock"), increase the authorized number of shares of Parity Stock and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series D Preferred Stock, unless, in the case of Parity Stock, such Parity Stock is created or increased solely for the purpose of issuance to an affiliate (as defined in Rule 144 under the Securities Act of 1933) of the Company, which requires the approval of two-thirds of the outstanding Series D Preferred Stock.

                      (d) The approval of two-thirds of the outstanding Series D Preferred Stock, voting as a single class, is required in order to amend the Corporation's Articles Supplementary or Charter to affect materially and adversely the rights, preferences or voting power of the holders of shares of Series D Preferred Stock.

                      (e) Except as provided above and as required by law, the holders of Series D Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

               6. CONVERSION.

                      The shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of Series D Preferred Stock is exchangeable into Excess Stock as provided in Article NINTH of the Charter of the Corporation.

               7. STATUS OF REDEEMED OF REACQUIRED STOCK.

                      In the event any shares of Series D Preferred Stock shall be redeemed pursuant to Section 4 hereof or reacquired, the shares so redeemed or reacquired shall revert to the status of authorized but unissued shares of Series D Preferred Stock available for future issuance and reclassification by the Corporation.

               IN WITNESS WHEREOF, SPIEKER PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its Chief Financial Officer and Executive Vice President and witnessed by its Secretary on April 20, 1998.

WITNESS:                                    SPIEKER PROPERTIES, INC.




  /s/ Sara H. Reynolds                       By:   /s/ Craig G. Vought
-------------------------------                -------------------------------
Vought
Sara H. Reynolds                               Craig G. Vought
Secretary                                      Chief Financial Officer and
                                               Executive Vice President


        THE UNDERSIGNED, Chief Financial Officer and Executive Vice President of SPIEKER PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                            /s/ Craig G. Vought
                                            ----------------------------
                                            Craig G. Vought